Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113201, 333-107285, 333-63034, 333-91095, 333-85298 and 333-123445) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and the Registration Statements (Form S-3 Nos. 333-113812, 333-117625, 333-126267 and 333-127492) of Rainmaker Systems, Inc. of our report dated January 26, 2004, with respect to the financial statements and schedule of Rainmaker Systems, Inc. for the year ended December 31, 2003, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Jose, California

March 7, 2006